                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[X]Preliminary Proxy Statement
[_] Confidential, for Use of the Commission
  Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                              musicmaker.com, Inc.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                               PRELIMINARY COPY
                 SUBJECT TO COMPLETION, DATED JANUARY 8, 2001

                             MUSICMAKER.COM, INC.

Dear musicmaker.com, Inc. stockholder:

  This Consent Revocation Statement and the accompanying Blue Consent Revocation Card are being furnished by the Board of Directors of musicmaker.com, Inc., a Delaware corporation, to the holders of the outstanding shares of musicmaker.com common stock, par value $0.01 per share, in opposition to the solicitation by BCG Strategic Investors, LLC, Barington Capital Group, L.P., Barington Companies Equity Partners, L.P. and dot com Investment Corporation, collectively referred to herein as the Insurgents, of written consents from the stockholders of musicmaker.com.

  On January 8, 2001, the Insurgents filed a Preliminary Schedule 14A under the Securities Exchange Act of 1934 (the "Consent Solicitation") that commenced a consent solicitation in an effort to take control of the musicmaker.com board of directors by increasing the number of directors to fifteen and to elect eight new members to the musicmaker.com board of directors, along with certain other matters. The current musicmaker.com board of directors has unanimously determined that the proposals set forth in the Consent Solicitation are not in the best interests of musicmaker.com and its stockholders. Accordingly, the musicmaker.com board of directors has unanimously recommended that musicmaker.com stockholders reject the proposals set forth in the Consent Solicitation.

  The musicmaker.com board of directors has adopted a Plan of Complete Liquidation and Dissolution which will, when approved by the Musicmaker.com's stockholders, provide the Board of Directors with the authority to liquidate the Musicmaker.com's assets. The Board of Directors announced on January 3, 2001, the proposed liquidation of the Musicmaker.com, and has already taken substantial steps in the liquidation process to maximize stockholder value, including closing the Musicmaker.com's New York City office, terminating all unnecessary employees and closing down all operations and the Company's website. The Board of Directors believes it is in the best position to complete the liquidation of musicmaker.com in an efficient manner and to decide on the courses of action that are in the best interests of the stockholders and musicmaker.com. We are concerned that the Insurgent's proposals may disrupt the orderly completion of the liquidation of musicmaker.com.

  YOUR MUSICMAKER.COM BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE CONSENT CARD SENT TO YOU BY THE INSURGENTS.

  EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED THE INSURGENTS' CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY.

  IF YOUR SHARES ARE HELD IN "STREET NAME,' ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

  If you have any questions about giving your revocation of consent or require assistance, please call [proxy solicitor], the firm assisting musicmaker.com in this solicitation, at the phone number set forth below:

  [     ]

  Thank you for your continuing support and encouragement.

                                          By Order of the Board of Directors



January  , 2001                           Devarajan S. Pathukarai,
Reston, Virginia                          Chief Executive Officer, President
                                           and Chief Operating Officer
  This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about January , 2001.

Questions and Answers about this Request for Consent Revocations

Q: Why is musicmaker.com making the request for revocations? What are we asking you to do?

A: The request is being made by your duly elected board of directors. We are asking you to oppose the solicitation made by BCG Strategic Investors, LLC, Barington Capital Group, L.P., Barington Companies Equity Partners, L.P. and dot com Investment Corporation, collectively referred to herein as the Insurgents. The Insurgents are seeking to increase the number of directors of musicmaker.com by eight to a total of fifteen, and to elect eight nominees chosen by them to fill the newly created directorships. To oppose the Insurgents, you can simply not return any consent solicitation card from the Insurgents, or, if you have already sent them a consent card, you can revoke it by returning musicmaker.com's Blue Consent Revocation Card, enclosed.

Q: Why are we asking you to oppose the Insurgent's solicitation?

A: We are asking you to oppose the Insurgents' solicitation because we do not believe that it is in the best interest of musicmaker.com or its stockholders. The current board of directors of musicmaker.com has initiated action to liquidate musicmaker.com, and the winding down of musicmaker.com's operations is well under way. We are concerned that the Insurgents may disrupt the orderly completion of the liquidation of musicmaker.com. The Insurgents correspondence and public filings do not describe any plan or proposal of any sort for musicmaker.com, other than the election of their nominees for director.

Q: Who is entitled to consent, withhold consent, or revoke a previously given consent with respect to the Insurgents' proposals?

A: Only the record holders of musicmaker.com common stock on the record date for the action by written consent are entitled to consent, withhold consent or revoke a previously given consent with respect to the Insurgent's proposals. Based on the Bylaws of musicmaker.com as in effect on January 8, 2001 and the receipt of the initial written consent on Janaury 8, 2001, the record date is January 18, 2001.

Q: What should you do to revoke a consent?

A: Please sign, date and return the enclosed Blue Consent Revocation Card
   immediately to [     ] in the postage paid envelope provided.

Q: Who do you call if you have questions about the consent revocation?

A: Please call Mark Fowler at musicmaker.com at (703) 860-2289.

Q: What should I do if my shares are held in "street name"?

A: If any of your shares of musicmaker.com common stock are held in the name of a brokerage firm, bank, bank nominee, or other institution, you should contact the institution to instruct them how to vote your shares.

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

                             MUSICMAKER.COM, INC.

                           10780 Parkridge Boulevard
                                   Suite 50
                            Reston, Virginia 20191

                               ----------------

                         CONSENT REVOCATION STATEMENT

                               ----------------

                Information Concerning Solicitation and Voting

General

  The enclosed consent revocation card is solicited on behalf of musicmaker.com, Inc. in response to an action by written consent solicited by the Insurgents.

  The musicmaker.com board of directors currently consists of four directors. The Insurgents have proposed to take control of the board by, among other things, increasing the maximum number of directors of musicmaker.com to fifteen, and filling the eight newly created positions with nominees of the Insurgents. THE MUSICMAKER.COM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE INSURGENTS' PROPOSALS AND THAT YOU NOT SIGN ANY CONSENT CARD FURNISHED BY THE INSURGENTS.

Background to the Consent Solicitation

  In January 2000, musicmaker.com engaged Allen & Company to assist musicmaker.com in finding potential acquisition and merger opportunities for musicmaker.com as well as to examine other strategic alternatives. These efforts continued through January 2001 which resulted in Allen & Company contacting more than 20 prospects on musicmaker.com's behalf. In addition, during this time, musicmaker.com independently contacted numerous potential prospects and explored various options to sell musicmaker.com.

  On November 30, 2000, the musicmaker.com board of directors met to discuss musicmaker.com's response to certain acquisition proposals and possible alternatives to the sale of musicmaker.com. The board concluded that none of the proposals were in the best interests of musicmaker.com's stockholders. In addition, the musicmaker.com board of directors had a detailed discussion regarding the benefits and risks associated with the adoption of a shareholders' rights plan. The board also discussed the possibility of liquidation.

  On December 6, 2000, Mr. Jay Samit and Mr. Jonathan Smith, two directors appointed by Virgin Holdings, Inc., delivered to musicmaker.com their resignations from the board. On such date, Mr. Samit telephoned Mr. Puthukarai to inform him of the resignations. In addition, he disclosed that Virgin Holdings had sold all of its shares of common stock in musicmaker.com to the Insurgents.

  On December 7, 2000, the musicmaker.com board of directors held a meeting to discuss the resignations of Mr. Samit and Mr. Smith, the sale of Virgin Holdings' stock and a proposed shareholders' rights plan (the "Rights Plan"). The musicmaker.com board of directors unanimously adopted the Rights Plan after concluding that the Rights Plan would serve to enhance stockholder value.

  Under the Rights Plan, musicmaker.com will issue a dividend of one right for each share of common stock of musicmaker.com held by stockholders of record as of the close of business on December 29, 2000. The Rights Plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving musicmaker.com. Each right will initially entitle stockholders to purchase a fractional share of musicmaker.com's preferred stock for $40.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of musicmaker.com or of the third party acquirer having a value of twice the right's then-current exercise price.

  On December 11, 2000, the musicmaker.com board of directors met again to discuss its strategic alternatives. Prior to the board meeting, Mr. Seymour Holtzman and Mr. James Mitarotomba, representatives of the Insurgents, met with the musicmaker.com board of directors. Mr. Holtzman made a request to serve on the board. At the board meeting, the board discussed, among other things, the status of any strategic alliances, mergers and acquisitions, the possibility of liquidation and Mr. Holtzman's request to be on the board. With respect to Mr. Holtzman's proposal, the members of the board concluded that they needed additional information with respect to the Insurgents and their intentions as well as the specifics of the terms of the deal with Virgin Holdings before reaching a decision.

  On December 13, 2000, Mr. Mitarotonda, as a representative of the Insurgents, met with the chief executive officer of musicmaker.com. The Insurgents requested that musicmaker.com's three vacant seats on its board of directors be filled by the Insurgents appointees. In addition, the Insurgents expressed their view that all current business operations of musicmaker.com should be shut down immediately and that the capital of musicmaker.com should be redeployed in a manner that will preserve and enhance stockholder value.

  On December 18, 2000, the Insurgents filed a Schedule 13D under the Securities Exchange Act of 1934, pursuant to which the Insurgents reported the purchase by them on December 6, 2000, of 1,209,866 shares of musicmaker.com common stock from Virgin Holdings, Inc, as well as purchases in the open market of an additional 61,600 shares of musicmaker.com common stock during the period beginning November 24, 2000 through December 7, 2000.

  On December 19, 2000, the Insurgents filed an amended Schedule 13D.

  On December 20, 2000, the board met to discuss musicmaker.com's future course of action. Allen & Company gave a detailed presentation of musicmaker.com's strategic alternatives, an overview of the current operating environment for musicmaker.com and an analysis of liquidation. The board also discussed the Rights Plan and its implications to the Insurgents' acquisition. The board unanimously approved an amendment of the Rights Plan to ensure that the Insurgents' acquisition did not trigger the Rights Plan.

  On January 3, 2001, the board concluded that liquidating musicmaker.com was in the best interests of musicmaker.com and its stockholders. In determining to liquidate musicmaker.com, the board considered a number of factors including that the music industry and e-commerce in general are in a period of rapid change and uncertainty; the potential for growth and availability of financing in the current environment is extremely limited; musicmaker.com's inability, despite significant efforts, to identify a buyer or strategic partner willing to offer greater value than that expected to be derived from liquidation; and that musicmaker.com's stock has traded well below the net asset value of its shares. Based on this information, the board concluded that distributing musicmaker.com's net assets would return the greatest value to stockholders as compared to examined alternatives. At the meeting, the board unanimously approved, subject to stockholder approval, a Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation") that authorizes the board of directors to liquidate the assets of musicmaker.com and recommended the submission of the Plan of Liquidation to stockholders for their approval by written consent. The Board also approved a resolution that musicmaker.com obtain additional officers' and directors' insurance and indemnify the board to the fullest extent provided by musicmaker.com's certificate of incorporation and bylaws in connection with the liquidation.

  On January 4, 2001, the Insurgents filed an amended Schedule 13D under the Exchange Act, which set forth that on such date the Insurgents telephoned Mr. Devarajan S. Puthukarai, the chief executive officer of musicmaker.com and requested that musicmaker.com's three vacant seats on its board of be filled by the Insurgent's nominees. Attached as an exhibit to the Schedule 13D was the following letter:

                                          BCG Strategic Investors, LLC
                                          c/o Barington Capital Group, L.P.
                                          888 Seventh Avenue, 17th Floor
                                          New York,
                                          New York 10019

January 4, 2001

musicmaker.com, Inc.
1740 Broadway 23rd Floor
New York, New York 10019
Attention: Devarajan S. Puthukarai
Chairman, Chief Executive Officer and President

Gentlemen:

  We applaud the decision of the Company's board of directors, announced yesterday, to engage in a prompt liquidation of the Company rather than pursue a course of operation that had no prospects of profitability and is rapidly dissipating the Company's remaining assets. We were deeply disappointed, however, by the Company's failure to honor our request for board representation that I communicated to you earlier today.

  As you know, with over 38% of the Company's outstanding stock, our group is by far the Company's largest stockholder. We have an overriding interest in a liquidation process that will maximize the return to stockholders. In this regard, we seek no special treatment, and indeed cannot receive such treatment under Section 203 of the Delaware corporation law. Our interest is to obtain the greatest possible return to all stockholders, in which we will share on a pro rata basis.

  We reiterate therefore our request for representation on the board of directors. Commensurate with our holdings, we are asking the board to appoint our representatives to fill the three existing vacancies on the board. Our representatives will bring to the musicmaker board the judgment, experience, energy, objectivity and incentive to produce the greatest liquidation distribution to the Company's stockholders. We understand, for example, that the Company is a party to costly leases and other contractual arrangements, whose value to the Company was highly questionable even at the outset. Some of these arrangements will require great skill and determination to terminate on terms that are financially favorable to the Company. Our representatives will have that skill and determination.

  Virgin Holdings, from whom BCG purchased its shares, had three representatives on the board. The Company's refusal to grant us equal representation is unreasonable, unfair and suspect.

  Time is now of the essence. With each passing day, the Company's assets diminish. Given our financial interest in the Company and our ability to bring substantial value to the liquidation process, we reiterate our demand that the board act promptly and affirmatively on our request for board representation.

  Please call me as soon as possible at (212) 974-5701 to discuss.

                                          Very truly yours,

                                          /s/ James Mitarotonda
                                          James A. Mitarotonda

  On January 4, 2001, Mr. Seymour telephoned counsel for musicmaker.com and inquired as to the timing of a response by musicmaker.com to the letter. Counsel replied that one of the members of the board was unavailable until Monday, January 8, 2001 and that the board would consider the proposals set forth in the letter on such date.

  On January 5, 2001, the Insurgents filed an amended Schedule 13D under the Securities Exchange Act of 1934. The Insurgents filed a Schedule 14A preliminary consent solicitation statement on January 8, 2001 pursuant to which the Insurgents may solicit the written consent of the stockholders of musicmaker.com to take certain actions, including:

    (1) the amendment of the By-laws of musicmaker.com to set the number of directors at fifteen,

    (2) the amendment of the By-laws of musicmaker.com to authorize only stockholders to fill vacancies on the board of directors created by an increase in the number of board seats effected through a stockholder consent solicitation,

    (3) the election of eight individuals, including James Mitarotonda and Seymour Holtzman, to the board of directors of musicmaker.com, and

    (4) the repeal of any By-laws adopted by the board of directors of musicmaker.com subsequent to February 17, 1999.

  In the amended Schedule 13D, the Insurgents also indicated that they had delivered their signed written consent with respect to the proposed actions set forth in the preliminary consent solicitation statement and a demand letter requesting a list of musicmaker.com's stockholders. The demand letter was attached as an exhibit to the Schedule 13D and is set forth below:

                         BCG Strategic Investors, LLC
                              888 Seventh Avenue
                                  17th Floor
                           New York, New York 10019

                                January 5, 2001

  Mr. Devarajan S. Puthukarai
  Chairman, Chief Executive Officer and President
  Musicmaker.com, Inc.
  1740 Broadway
  23rd Floor
  New York, New York 10019

  Request for Stockholder List

  Dear Mr. Puthukarai:

    The undersigned, being the record owner of an aggregate of 1,209,866 shares of common stock, par value $.01 per share (the "Company Stock"), of musicmaker.com, Inc., a Delaware corporation (the "Company"), hereby demands, pursuant to Section 220 of the Delaware General Corporation Law, the right to inspect, during the Company's usual business hours, the following records and documents of the Company and to make copies or extracts therefrom:

      A. A complete record of list of the Company's stockholders certified by its transfer agent, which sets forth the name and address of each stockholder and the number of shares of Company Stock registered in the name of each stockholder as of the most recent practicable date.

      B. A magnetic computer tape list of the Company's stockholders as of the most recent practicable date, which sets forth the name and address of each stockholder and the number of shares of Company Stock registered in the name of each stockholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purpose.

      C. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Company Stock, including a list of all owners who hold Company Stock in the name of Cede & Company or other similar nominees and any

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    respondent bank listings obtained pursuant to the requirements of Rule
    14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Company Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in the plan.

      D. As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

      E. All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which sets forth the name and address of, and the number of shares owned by, each beneficial owner of Company Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

      F. A "stop transfer" list or stop list relating to the shares of Company Stock.

      G. All additions, changes and corrections to any of the information requested pursuant to paragraphs 1 through 6 from the date hereof until the undersigned requests termination of the transmission of such materials.

    The undersigned agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials.

    The purpose of this demand is to permit the undersigned to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including the solicitation of consents to amend the By-laws of the Company and to elect nominees of the undersigned and certain other persons as directors.

    The undersigned hereby designates Kramer Levin Naftalis & Frankel LLP and its partners, employees and other persons designated by it acting together, singly or in any combination, to conduct the requested examination and copying of materials.

    Please advise Julie K. Horowitz of Kramer Levin Naftalis & Frankel LLP (Tel: 212-715-7783) as to the time and place that the requested information will be made available in accordance with this request. As you are no doubt aware, Delaware law requires your response to our request within five business days of the date of this letter.

    An affidavit relating to this demand has been attached to this letter.

    Please acknowledge receipt of this letter by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.

                                          Very truly yours,

                                                   /s/ James Mitarotonda
                                          _____________________________________
                                                     James Mitarotonda

  RECEIPT ACKNOWLEDGED ON
  On January    , 2001
  MUSICMAKER.COM, INC.


  By: _________________________________
    Name:
    Title:

  On January 7, 2001, the musicmaker.com board of directors adopted a bylaw amendment to provide that only directors shall have the authority to set a record date as to matters submitted to stockholders for written consent which record date shall be 10 days from the first date on which a signed written consent setting forth the action taken or proposed to be taken is properly delivered.

Recommendation of the musicmaker.com Board of Directors

  musicmaker.com's duly elected board of directors unanimously recommends that you:

    1. Return the Blue Consent Revocation Card enclosed with this Consent Revocation Statement;

    2. Reject the Insurgents' proposals; and

    3. Not return any consent solicitation cards from the Insurgents.

musicmaker.com's Reasons for Opposing the Insurgents' Proposals

  musicmaker.com and the musicmaker.com board of directors opposes the Insurgents' proposals because we believe that the proposals are not in the best interests of you, the stockholders or musicmaker.com.

  The proposals of the Insurgents are as follows:

    (1) to amend the By-laws of musicmaker.com to set the number of directors at fifteen,

    (2) to amend the By-laws of musicmaker.com to authorize only stockholders to fill vacancies on the board of directors created by an increase in the number of board seats effected through a stockholder consent solicitation,

    (3) to elect eight individuals, Barry J. Booth, Jesse H. Choper, William
  J. Fox, Seymour Holtzman, Allan R. Lyons, Michael J. McManus, Jr., James A. Mitarotonda, and Joseph R. Wright, Jr., to the board of directors of musicmaker.com, and

    (4) to repeal any By-laws adopted by the board of directors of musicmaker.com subsequent to February 17, 1999.

  The foregoing proposals, taken together, are designed to enable the Insurgents' to take control of the musicmaker.com board of directors. While musicmaker.com recognizes that the Insurgents' nominees, if elected, would have certain fiduciary obligations under Delaware law to musicmaker.com and its stockholders, the musicmaker.com board of directors is concerned that the Insurgents' nominees would act in furtherance of the interests of the Insurgents. In particular, if the Insurgents' nominees are elected as your directors, conflicts of interests are inevitable and could likely be detrimental to the interests of musicmaker.com and its stockholders. Given that the liquidation process of musicmaker.com is well under way, the musicmaker.com board of directors is skeptical that the Insurgents' nominees would be able to add value to the liquidation process, even if they had an incentive to do so.

  Proposal 4 is designed to nullify unspecified bylaws which have been or may be adopted by your musicmaker.com board of directors in its efforts to act in, and protect, the interests of, musicmaker.com's stockholders. On January 7, 2001, the musicmaker.com board of directors adopted such a bylaw amendment to provide that only directors shall have the authority to set a record date as to matters submitted to stockholders for written consent which record date shall be 10 days from the first date on which a signed written consent setting forth the action taken or proposed to be taken is properly delivered.

  It is vital that musicmaker.com have in place a board of directors that will act solely in the best interests of musicmaker.com and its stockholders and not be influenced by the unknown motives of the Insurgents. We believe that the current musicmaker.com board of directors, not a board controlled by the Insurgents, is in the best position to evaluate musicmaker.com's strategic alternatives, decide on the course of action that are in the best interests musicmaker.com's stockholders and to implement those decisions.

musicmaker.com's Liquidation Procedures are Well Under Way

  Pursuant to the Plan of Liquidation, musicmaker.com intends to distribute pro rata to its stockholders, in cash or in-kind, or sell or otherwise dispose of, all its property and assets. The sale of assets will be concluded prior to the third anniversary of the filing of the Certificate of Dissolution with the Delaware Secretary of State by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of musicmaker.com's assets have been and will be made in private or public transactions and on such terms as are approved by the board.

  Subject to the payment or the provision for payment of musicmaker.com's indebtedness and other obligations, musicmaker.com's cash on hand, together with the cash proceeds of any sales of musicmaker.com's other assets, will be distributed from time to time pro rata to the holders of the common stock. musicmaker.com intends to establish a reasonable reserve (a "Contingency Reserve") in an amount determined by the board to be sufficient to satisfy the liabilities, expenses and obligations of musicmaker.com not otherwise paid, provided for or discharged. The net balance, if any, of any such Contingency Reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to musicmaker.com's stockholders pro rata. No assurances can be given that available cash and amounts received from the sale of assets will be adequate to provide for musicmaker.com's obligations, liabilities, expenses and claims and to make cash distributions to stockholders.

  If deemed necessary by the board for any reason, musicmaker.com may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the stockholders of musicmaker.com, which property would thereafter be sold or distributed on terms approved by its trustees. If all of musicmaker.com's assets (other the musicmaker.com board of than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution of musicmaker.com, musicmaker.com will transfer in final distribution such remaining assets to a trust. The board may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. The Plan of Liquidation authorizes the board to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause musicmaker.com to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board.

  musicmaker.com will finally close its stock transfer books and discontinue recording transfers of common stock on the earliest to occur of (1) the close of business on the record date fixed by the board of directors for the final liquidating distribution, (2) the close of business on the date on which the remaining assets of musicmaker.com are transferred to a trust or (3) the date on which musicmaker.com files its certificate of dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing common stock will not be assignable or transferable on the books of musicmaker.com except by will, intestate succession, or operation of law.

  Following approval of the Plan of Liquidation by the stockholders, a certificate of dissolution will be filed with the State of Delaware dissolving musicmaker.com. The dissolution of musicmaker.com will become effective, in accordance with the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to the DGCL, musicmaker.com will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling musicmaker.com gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which musicmaker.com was organized.

  Under the Plan of Liquidation, the board of directors may modify, amend or abandon the Plan of Liquidation, notwithstanding stockholder ratification and approval, to the extent permitted by the DGCL.

  Although the board of directors has not established a firm timetable for distributions to stockholders if the Plan of Liquidation is ratified and approved by the stockholders, the board intends, subject to contingencies inherent in winding up musicmaker.com's business, to make such distributions as promptly as practicable. The board is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan of Liquidation. The actual nature, amount and timing of all distributions will be determined by the board, in its sole discretion, and will depend in part upon musicmaker.com's ability to convert its remaining assets into cash and pay and settle its significant remaining liabilities and obligations.

  Uncertainties as to the net value of musicmaker.com's non-cash assets, the price that can be obtained for such assets and the ultimate amount of liabilities, including liabilities and expenses incurred in the future, make it impossible to predict the aggregate net cash value that would ultimately be distributable to stockholders if they approve the Plan of Liquidation. Claims, liabilities and expenses will be significantly reduced in light of musicmaker.com's decision to cease operations, but will continue to be incurred until musicmaker.com is formally dissolved. Such liabilities and expenses could significantly reduce the amount of any distributions to stockholders.

  In accordance with the Plan of Liquidation, musicmaker.com commenced the winding down of musicmaker.com's business, including the layoff of approximately 43 of its 53 employees on January 3, 2001, the shutting down of its Web site and ceasing of all sales transactions effective January 3, 2000, and the commencement of efforts to sell the majority of musicmaker.com's assets, terminate commercial agreements and relationships and exit its commercial obligations. As of January 8, 2001, musicmaker.com had 10 full-time employees remaining.

The Insurgents Have Not Presented An Alternative Plan

  By contrast, the Insurgents have not presented to musicmaker.com any plans for musicmaker.com. musicmaker.com is concerned that the Insurgents' nominees to the musicmaker.com board of directors may have a conflict of interest and would not act in the best interests of musicmaker.com or its stockholders.

How You Can Revoke a Previously Given Consent

  Any holder of shares of musicmaker.com common stock has the right to revoke a previously given consent. You can revoke a consent by signing and dating the BLUE Consent Revocation Card enclosed hereto and mailing it in the postage-paid envelope enclosed. In order to revoke a prior consent, you may either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign, date, and mail the BLUE Consent Revocation Card without marking any boxes. If the BLUE Consent Revocation Card is signed, dated, and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.

  If your shares of musicmaker.com common stock are held in the name of a bank, broker, or other nominee, only your bank, broker, or nominee can execute a revocation of consent for your shares of musicmaker.com common stock, and only pursuant to your specific instructions. Accordingly, you are urged to support your board of directors and management and reject the Insurgents, by signing, dating, and returning the enclosed BLUE Consent Revocation Card promptly, using the accompanying postage paid envelope provided by your bank, broker, or nominee.

  Any holder of shares of musicmaker.com common stock may revoke a consent revocation by signing, dating, and returning a consent dated later than the consent revocation.

The Consent Procedure

  Under the Delaware General Corporation Law, or DGCL, unless otherwise provided in a corporation's certificate of incorporation, any corporate action that may be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if (1) a written consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, and (2) such written consent or consents are delivered to the corporation at the time and in the manner provided by statute. Under musicmaker.com's certificate of incorporation, the holders of shares of musicmaker.com's common stock are entitled to vote on the election of musicmaker.com's directors. Pursuant to the DGCL and musicmaker.com's certificate of incorporation, in order for the Insurgent's proposals to be effective, valid, unrevoked written consents signed by the holders of a majority of shares of the musicmaker.com common stock must be delivered to musicmaker.com within the time provided by law. As of September 30, 2000, there were outstanding 3,314,042 shares of musicmaker.com common stock. Abstentions, failures to sign and return the Insurgent's consent card, and broker non-votes will have the same effect as a vote against the Insurgent's proposals.

  Pursuant to the DGCL and musicmaker.com's bylaws and based on the receipt of the Insurgent's written consent on January 8, 2001, the record date of the written consent will be January 18, 2001. Accordingly, only holders of shares of musicmaker.com common stock at the close of business on January 18, 2001 are entitled to consent, withhold consent, or revoke their consent to the Insurgents' proposals.

  On January 8, 2001, a consent in the form proposed by the Insurgents was delivered to the registered agent for musicmaker.com. Under Delaware law, no written consent shall be effective to take the action described therein unless written consents signed by the holders of the requisite number of shares are delivered to the corporation within 60 days of the earliest dated consent delivered to the corporation. Thus, the Insurgents' consent solicitation will not be effective unless the Insurgents deliver to musicmaker.com valid, unrevoked consents executed by the holders of the requisite number of shares of musicmaker.com common Stock within 60 days of January 8, 2001.

  Under the musicmaker.com certificate of incorporation, each share of musicmaker.com common Stock is entitled to one vote on all matters on which the holders of musicmaker.com common stock vote.

Directors and Executive Officers

  Set forth below is certain information regarding the directors and executive officers of musicmaker.com, also referred to as the Company.

     Name                Age                      Position
     ----                ---                      --------
Devarajan S.              56 Chairman of the Board of Directors, Chief Executive
 Puthukarai.............     Officer, President, Chief Operating Officer
Mark A. Fowler..........  40 Chief Financial Officer, Senior Vice President of
                             Finance and Administration, Secretary
William W. Scranton,      53 Director
 III....................
John A. Skolas..........  48 Director
Irwin H. Steinberg......  78 Director, Vice Chairman of the Board of Directors

Executive Officers and Directors

  Devarajan S. Puthukarai. Mr. Puthukarai is the Company's Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and served as the Company's Co-Chief Executive Officer from April 1997 until December 1999. Mr. Puthukarai has served as a director since April 1997. From 1991 to April 1997, Mr. Puthukarai was President of Warner Music Media, a division of Warner Music Enterprises, a Time Warner Inc. company engaged in the business of promoting new and upcoming artists. From 1984 to 1990, Mr. Puthukarai was President of RCA Direct Marketing Inc./BMG Direct Marketing Inc., launching one of the country's first CD music clubs and building the world's largest classical music club. Mr. Puthukarai earned his Bachelor of Science and Bachelor of Law degrees from Madras University in India. Mr. Puthukarai earned a Master of Business Administration degree from the Indian Institute of Management, a Harvard/Ford Foundation school in Ahemadabad, India.

  Mark A. Fowler. Mr. Fowler has served as the Company's Secretary, Chief Financial Officer and Senior Vice President of Finance and Administration since January 1999 and was the Company's Director of Finance and Administration from April 1998 to January 1999. From 1995 to 1998, Mr. Fowler was the Controller at BioReliance Corporation, a publicly-held international contract research organization. From 1994 to 1995, Mr. Fowler was the Controller at Fusion Lighting, Inc., an international research and development company. From 1991 to 1994, Mr. Fowler was the Controller at Excalibur Technologies Corporation, a publicly-held software development firm. Prior to 1991, Mr. Fowler held several positions, including a consultant position with Booz, Allen & Hamilton, Inc. Mr. Fowler is a certified public accountant in the Commonwealth of Virginia. He earned a Bachelor of Science degree in Finance from Radford University and is currently enrolled at the Johns Hopkins University pursuing a Masters degree in Business Administration.

  William W. Scranton, III. Mr. Scranton has served as a Company director since May 2000. Since 1994, Mr. Scranton has headed the Scranton Family Office, a family office managing investments and civic initiatives.

From 1987 to 1994, he served in various senior executive officer positions at two direct marketing companies and one mail order company. Mr. Scranton served as Lieutenant Governor of Pennsylvania from 1979 to 1987. Mr. Scranton received a Bachelor of Arts degree in American Studies from Yale University.

  John A. Skolas. Mr. Skolas has served as a Company director since June 1999. Mr. Skolas also serves as Chief Financial Officer of ValiGen (U.S.), Inc. Prior to serving as Chief Financial Officer of Valigen (U.S.), Inc., Mr. Skolas served as Chief Financial Officer of Coelacanth Corporation, where he was responsible for oversight of its financial and administrative matters. From February 1998 until June 1999, Mr. Skolas served as Chief Financial Officer and General Counsel of PhytoWorks Inc., responsible for writing significant portions of the company's business plan, negotiating transactions, structuring intellectual property licenses and handling a wide range of financial and administrative matters. From February 1992 until March 1997, Mr. Skolas served as President/Corporate Officer of the Americas of EMI Group, Inc., the finance, treasury, tax and administrative subsidiary of EMI Group plc serving its U.S. subsidiaries. From February 1992 until January 1999, Mr. Skolas also served as President and General Counsel of EMI Group North America Inc., responsible for overseeing licensing of semiconductor patents held by EMI Group. Mr. Skolas holds a Masters degree in Business Administration from Harvard Business School, a Juris Doctor from the University of Wisconsin Law School and a Bachelor of Arts degree from Luther College. He holds a certified public accountant certificate from the Iowa Board of Accountancy and is admitted to practice law in Minnesota and Wisconsin.

  Irwin H. Steinberg. Mr. Steinberg has served as a Company director and Vice Chairman of the Board of Directors since January 1997. Mr. Steinberg also serves as a consultant to the Company. Since 1982, Mr. Steinberg has been President of IHS Corporation, a consulting firm specializing in the music industry. From 1975 to 1982, Mr. Steinberg was Chairman and Chief Executive Officer of PolyGram Records, Inc. Mr. Steinberg was co-founder of Mercury Records Corporation. From 1946 to 1975, Mr. Steinberg was employed with Mercury Records Corporation where he progressed from Chief Financial Officer to Executive Vice President to President, which later position he held from 1968 to 1975. Mr. Steinberg currently serves as an adjunct Professor at Columbia College of the Arts in Chicago, where he teaches graduate courses in the music business. Mr. Steinberg holds a Bachelors degree from the University of Chicago Business School and a Masters degree from the California State University at Domingo Hills.

Termination of Stockholders' Agreement

  On December 6, 2000, the Company's stockholders' agreement with Virgin Holdings, Rho Management Trust I, Messrs. Bernardi, Puthukarai, Steinberg and RHL Ventures, LLC terminated as a result of the sale by Virgin Holdings to BCG of all its shares of common stock in musicmaker.com.

Committees of the Board of Directors and Compensation

  The Board of Directors has designated an Audit Committee of the Board of Directors, which consists of Mr. Skolas, Mr. Steinberg and Mr. Scranton. The Audit Committee is responsible for reviewing, along with the Company's independent public accountants, the scope of the Company's accounting audits, as well as the Company's corporate accounting practices and policies. The Audit Committee reviews the Company's accounting and financial controls, and makes themselves available to the Company's independent public accountants for any necessary consultation.

  The Board of Directors has also designated a Compensation Committee of the Board of Directors, which consists of Mr. Scranton. The Compensation Committee reviews the performance of our management and recommends and approves the compensation of and the issuance of stock options to executive officers and employees under our stock option plan.

  There is no standing Nominating Committee of the Board of Directors.

  The Company's directors currently do not receive a fee for their service on the Board of Directors or any committee of the board. Directors are eligible to receive stock options under the Company's stock option plan.

Members of the Board of Directors have received options under the Company's stock option plan as disclosed in "Security Ownership of Certain Beneficial Owners and Management" herein. All of these options were issued with an exercise price equal to the fair market value of the common stock on the date of grant. Directors receive reimbursement to cover their reasonable expenses incurred in attending Board meetings.

  During 2000, there were 14 meetings of the Board of Directors, 2 meetings of the Audit Committee and 3 meetings of the Compensation Committee. Each director attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served during the period for which he was a director or committee member.

Compensation Interlocks and Insider Participation

  The current member of the Compensation Committee is Mr. Scranton. To date, the Compensation Committee, including directors who are or were executive officers of the Company, has made all determinations concerning compensation of the Company's executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and Nasdaq. Based solely on a review of the copies of such reports and written representations from the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2000, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Securities Exchange Act of 1934.

Executive Compensation

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities by the Company's chief executive officer and other executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal years ended December 31, 1998, 1999 and 2000.

                          Summary Compensation Table

                                                                    Long-Term
                                                   Annual          Compensation
                                                Compensation          Awards
                                              -----------------    ------------
                                                                    Number of
                                                                      Shares
                                               Salary   Bonus       Underlying
Name and Principal Position                     ($)      ($)         Options
---------------------------                   -------- --------    ------------
Devarajan S. Puthukarai................. 2000 $250,000 $100,000(1)    33,500
  President, Chief Executive Officer and 1999 $250,000 $100,000          --
  Chief Operating Officer                1998 $250,000 $100,000       30,259

Robert P. Bernardi(2)................... 2000 $145,834        0       33,500
  Former Chairman of the Board of        1999 $175,000        0          --
  Directors
                                         1998 $175,000        0       30,259

Mark A. Fowler.......................... 2000 $135,060 $ 85,000       13,500
  Secretary, Chief Financial Officer,    1999 $125,000 $ 50,000(3)     3,025
  Senior Vice President of Finance and
  Administration

William Crowley(4)...................... 2000 $202,926 $ 80,000       10,000
  Senior Vice President, U.S. Marketing  1999 $144,230 $ 50,000          --

--------
(1) Does not include $51,667 paid to Mr. Puthukarai for a bonus earned in 1998.
(2) Mr. Bernardi resigned as Chairman of the Board effective September 1, 2000. Mr. Bernardi's salary does not include $382,522 paid to him in connection with his severance agreement with the Company.
(3) Net of $20,000 used for the payment of taxes.
(4) Mr. Crowley resigned as Senior Vice President of Marketing, U.S. effective January 5, 2001.

  The following table sets forth information regarding the grant of options to purchase the Company's Common Stock to each of the Named Executive Officers during the fiscal year ended December 31, 2000.

                             Option Grants in 2000

                                         Individual Grants
                         -------------------------------------------------- Potential Realizable
                         Number of  Percentage of                                 Value at
                         Securities Total Options                              Assumed Annual
                         Underlying  Granted to                             Rates of Stock Price
                          Options   Employees in  Exercise Price Expiration   Appreciation for
Name                      Granted    Fiscal 2000    Per Share       Date       Option Term (1)
----                     ---------- ------------- -------------- ---------- ---------------------
                                                                               5%         10%
                                                                            --------- -----------
Mark A. Fowler..........    3,000        3.0%         $20.65        2004    $  17,116 $    38,960
                            5,000                     $59.40        2005    $  82,050 $   181,300
                            8,500                     $19.38        2005    $  45,475 $   100,555
William Crowley.........    5,000        2.2%         $59.40        2005    $  82,050 $   181,300
                            5,000                     $19.38        2005    $  26,750 $    59,150
Devarajan S.
 Puthukarai.............   33,500        7.5%         $59.40        2005    $ 549,735 $ 1,214,710
Robert P. Bernardi......   33,500        7.5%         $59.40        2005    $ 549,735 $ 1,214,710

--------
(1) Potential Realizable Value assumes that the Common Stock appreciates at the indicated annual rate (compounded annually) from the grant date until the expiration of the option term and is calculated based on the requirements promulgated by the Securities and Exchange Commission. Potential Realizable Value does not represent the Company's estimate of future stock price growth.

  The following table sets forth information regarding the number and value of securities underlying options held by each of the Named Executive Officers at the end of the fiscal year ended December 31, 2000. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2000.

             Aggregate Option Exercises and Year End Option Values

                                    Number of
                              Securities Underlying     Value of Unexercised
                               Unexercised Options     "In-the-Money" Options
                              at December 31, 2000    at December 31, 2000 (1)
                            ------------------------- -------------------------
     Name                   Exercisable Unexercisable Exercisable Unexercisable
     ----                   ----------- ------------- ----------- -------------
Robert P. Bernardi.........   52,593       11,166          $0          $ 0
Devarajan S. Puthukarai....   52,593       11,166          $0          $ 0
Mark A. Fowler.............   11,209        8,342          $0          $ 0
William Crowley............   17,411        1,666          $0          $ 0

--------
(1) Value for "in-the-money" options represents the positive spread between the exercise price of outstanding options and the fair market value of $3.125 per share on December 31, 2000.

Employment Agreements and Consulting Agreements

  Mr. Fowler has an employment agreement which terminates on the first to occur of January 2002, the final distribution under the Company's Plan of Liquidation or the retention of a third party to coordinate the liquidation of the Company. This agreement requires that he commit substantially all of his time and effort to winding up the affairs of the Company in accordance with the Plan of Liquidation. Under the employment agreement, Mr. Fowler receives a salary of $165,000 per annum. Upon termination by the Company without cause or for death or incapacity, or termination by Mr. Fowler for good reason, the employment agreement provides for payment of all accrued salary, benefits and bonuses plus a sum equal to $160,050.

Key Man Insurance

  The Company has key man insurance covering Mr. Puthukarai in the amount of $1 million. The Company is named as beneficiary for the policy.

Indemnification of Directors and Officers

  The Company's Charter and Bylaws provide that it shall indemnify all of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Under these provisions, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines the director or officer acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of the Company. The Charter, Bylaws, and Delaware law further provide that indemnification is not exclusive of any other rights to which directors and officers may be entitled under our Charter, Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

  The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any expense, liability, or loss incurred by that person in the capacity he served for the Company or arising out of his status as such, whether or not the Company would have the power to indemnify that person against similar liability under Delaware law. The Company has director and officer insurance coverage. Our directors and officers are insured against liability of up to $10,000,000 in the aggregate each policy year.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth information regarding shares of our Common Stock beneficially owned as of January 8, 2001. Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of January 8, 2001, are deemed outstanding with respect to the person holding those options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. Except as otherwise indicated in the table, the address of the stockholders listed below is that of the Company's principal executive office. Directors not included in the table below do not hold Company securities.

                                                    Shares Beneficially
                                                        Owned as of
                                                      January 8, 2001
                                                    --------------------------
Name and Address                                      Number        Percent
----------------                                    ------------    ----------
BCG Strategic Investors, LLC.......................    1,271,466(1)     38.3%
  338 North Foothill Road
  Beverly Hills, CA 90210

Rho Management Trust I.............................      281,432(2)      8.5%
  767 Fifth Avenue
  New York, NY 10053

Devarajan S. Puthukarai............................      142,005(3)      4.2%
Irwin H. Steinberg.................................       40,101(4)      1.2%
Mark Fowler........................................       11,209(5)        *
John A. Skolas.....................................        7,500(6)        *
William W. Scranton, III...........................        4,583(7)        *
All executive officers and directors as a group (5
 persons)..........................................      205,398(8)      5.9%

--------
 * Less than 1%.
(1) Includes 18,500 shares acquired by Barington Capital Group L.P., a member of BCG Strategic Investors LLC, whose general partner is LNA Capital Corp., and of which the Chairman, President and CEO is James Mitarotonda; 26,200 shares acquired by dot com Investment Corporation, a member of BCG Strategic Investors, LLC, and of which the President and sole director is Seymour Holtzman; and 16,900 shares acquired by Barington Companies Equity Partners, L.P., whose general partner is Barington Companies Investors, LLC, of which the managing member is James Mitaronda.

(2) Includes 78,790 shares of Common Stock issuable upon exercise of Series B warrants and 43,828 shares of Common Stock issuable upon exercise of Series C warrants. Rho Management Partners L.P., a Delaware limited partnership may be deemed the beneficial owner of shares registered in the name of Rho Management Trust I, under an investment advisory relationship by which Rho Management Partners L.P. exercises sole voting and investment control over Rho Management Trust I's shares and warrants.
(3) Includes 45,389 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $16.50 per share, 6,820 shares of Common Stock issuable upon the exercise of Series B warrants, 1,515 shares of Common Stock issuable in connection with Series C warrants, and 52,593 shares of Common Stock issuable upon exercise of vested options with exercise prices ranging from $20.60 to $59.40 per share.
(4) Includes 22,997 shares of Common Stock issuable upon the exercise of warrants with exercise prices ranging from $16.50 to $19.80 per share.
(5) Includes 11,209 shares of Common Stock issuable upon the exercise of vested options with exercise prices ranging from $20.60 to $59.40 per share.
(6) Includes 7,500 shares of Common Stock issuable upon the exercise of vested options with exercise prices ranging from $59.40 to $130 per share.
(7) Includes 4,583 of Common Stock issuable upon the exercise of vested options with an exercise price of $19.80 per share.
(8) Includes 6,820 shares of Common Stock issuable upon the exercise of Series B warrants, 1,515 shares of Common Stock issuable upon the exercise of Series C warrants, 68,386 shares of Common Stock issuable upon the exercise of outstanding common stock warrants and 94,299 shares of Common Stock issuable upon the exercise of vested options.

Certain Relationships and Related Transactions.

  In December 1998, the Company advanced Mr. Puthukarai $81,519. The advance is payable on or before January 1, 2003 and bears interest at 8% per annum.

  On June 8, 1999, the Company executed a license agreement with EMI. Under this agreement, the Company will make royalty payments in connection with sales of our custom CDs including any music content provided under license by EMI. In exchange for our rights under the license agreement, the Company issued 1,517,086 shares of our Common Stock to Virgin Holdings. Virgin Holdings received approximately $40,000,000 from the sale of 307,219 shares of its stock by participating as a selling shareholder in our initial public offering.

  On July 1, 1999, the Company issued a demand promissory note to Rho Management Trust I for financing in the principal amount of $1,000,000 in the form of a subordinated note bearing interest at 12% and maturing on January 1, 2000. The Company repaid the principal and interest on the above loan immediately following its initial public offering out of the proceeds therefrom.

  The Company entered into a severance agreement with Robert P. Bernardi, the Chairman of the Board, in which Mr. Bernardi and the Company agreed to terminate his employment agreement with the Company effective September 1, 2000. The agreement provided for, among other things, the lump sum payment to Mr. Bernardi of (i) all of his accrued salary through September 1, 2000; and
(ii) a sum equal to the full amount, discounted by 3% of the salary Mr. Bernardi would have received through December 7, 2002, at the rate of $175,000 per annum. In addition, the terms of the agreement continue in force the indemnification protections afforded by the Company's charter and bylaws as they pertain to Mr. Bernardi for his actions on behalf of the Company in his capacity as an officer and/or director or otherwise related to his duties for the Company. Mr. Bernardi also agreed to cooperate with the Company in connection with any claims or suits that have been or may be filed against any officers and/or directors of the Company related to their performance or conduct on behalf of the Company.

  The Company also entered into a letter agreement with Lawrence A. Lieberman, President of the Company's Global Marketing Group, in which Mr. Lieberman agreed to terminate his employment with the Company, effective October 26, 2000. The agreement provided for, among other things, the payment of $175,000 to Mr. Lieberman as follows: $58,333 on October 27, 2000, $87,500 on January 3, 2001 and $29,167 on April 3, 2001.

The Company agreed to release Mr. Lieberman from any non-competition agreement with the Company, provided however that the provisions of the non-competition agreement shall continue with respect to IMIX.com and Emusic.com, Inc. until July 30, 2001.

  The Company entered into a severance agreement with Devarajan Puthukarai, the Chairman of the Board, Chief Executive Officer, President ad Chief Operating Officer, in which Mr. Puthukarai and the Company agreed to terminate his employment agreement with the Company effective January 31, 2001. The Company agreed to pay Mr. Puthukarai in a lump sum form: (i) all of his accrued salary, bonuses and accrued benefits; (ii) a sum equal in the aggregate to the full amount, discounted by three percent (3%) of the salary which Mr. Puthukarai would have received during the through December 7, 2002, at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum; and
(iii) the annual bonuses which Mr. Puthukarai would have received during the remainder of his employment agreement, at the rate of the minimum guaranteed bonus of $100,000. The Company also agreed to provide medical and health insurance for Mr. Puthukarai through December 7, 2002 consistent with past practices. In addition, the Company shall deduct the amount of life insurance premiums (grossed up to account for federal and state income taxes) payable by the Company under the employment agreement for which Mr. Puthukarai is the beneficiary from the amount due to the Company by Mr. Puthukarai pursuant to the advance of $81,519 by the Company to Mr. Puthukarai in December 1998.

  On January 5, 2001, the Company entered into a severance agreement with William Crowley pursuant to which Mr. Crowley received a severance payment of $165,000.

  The Company believes that the above-described transactions are as fair to the Company as could have been obtained with unaffiliated parties. The Company intends that all future transactions with officers, directors or principal stockholders of the Company will be approved or ratified by a majority of the Board of Directors, including a majority of the disinterested, independent directors. Moreover, the Company intends that future transactions with affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Report of the Compensation Committee of the Board of Directors.

  The Compensation Committee of the Board of Directors reviews the performance of the Company's management and recommends and approves the compensation of and the issuance of stock options to executive officers and employees under the Company's stock option plan. In addition, the Compensation Committee reviews compensation levels of other management level employees and reviews other compensation-related issues.

  General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the Company's development and financial success and their personal performance. The compensation package for each executive officer is comprised of three elements: (i) base salary, (ii) bonus and (iii) equity incentive awards.

  Base Salary. The Compensation Committee strives to offer salaries to its executive officers, which are competitive with salaries offered by companies of similar size and capitalization in the Company's industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. Executive officers' salaries are determined by the Chief Executive Officer based on information from various sources and approved by the Compensation Committee.

  Bonuses. The amount of awards granted to the executive officers are contingent upon the Company achieving certain performance goals established by the Board of Directors. For executive officers, awards are also contingent on the achievement of individual performance objectives. Target and minimum amounts of bonuses for each executive officer are set annually by the Compensation Committee and are specifically weighted for identified financial, management, strategic and operational goals. The minimum annual bonus for Mr.

Puthukarai as set forth in his employment agreement is $100,000. The minimum bonus for all other executive officers is $50,000. The Compensation Committee reviews performance against the goals and approves payment of the bonuses.

  Equity Incentives. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees to build stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Compensation Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to the Company's performance, giving primary weight to the officer's position and his expected future contributions. In addition, the Compensation Committee compares the stock ownership and options held by each officer with the other officers' equity positions and each officer's experience and value to the Company.

  CEO Compensation. In accordance with his employment agreement, the Company's Chief Executive Officer, Mr. Puthukarai received a base salary of $250,000 for the fiscal year ended December 31, 2000 and a bonus of $100,000. The Compensation Committee believes that Mr. Puthukarai's salary and bonus are competitive with that paid by other companies in the same or similar industries as the Company.

  Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's stock option plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The Compensation Committee does not expect that the compensation to be paid to any of the Company's executive officers for 2001 will exceed the $1 million limit per officer.

                                          THE COMPENSATION COMMITTEE

                                          William W. Scranton, III

                        COMPANY STOCK PRICE PERFORMANCE

  The graph below compares the cumulative total stockholder return on the Company's Common Stock, the Russell 2000 Index and the S&P Retail (Specialty) Index. Cumulative total stockholder return represents share value appreciation through December 29, 2000, assuming the investment of $100 in the Common Stock of the Company at the initial public offering on July 7, 1999 and in each of the other indexes on the same date, and reinvestment to all dividends. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.


                                    [GRAPH]

             MUSICMAKER.COM, INC.      RUSSELL 2000     S&P RETAIL (SPECIALTY)
    7/7/99          100                     100                   100
  12/31/99           24.54                  111.50                 67.66
12/29/2000            1.31                  106.81                 56.50

  The above graph was plotted using the following data:

                                                        Cumulative Total Return
                                                        ------------------------
                                                        7/7/99 12/31/99 12/29/00
                                                        ------ -------- --------
MUSICMAKER.COM, INC. .................................. 100.00   24.54     1.31
RUSSELL 2000........................................... 100.00  111.50   106.81
S & P RETAIL (SPECIALTY)............................... 100.00   67.66    56.50

Report of the Audit Committee of the Board of Directors

  The Audit Committee of the Board of Directors serves as the representative of the Board for the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company's standards of business. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

  The Board of Directors has adopted a charter for the Audit Committee, which is attached hereto as Exhibit A.

  In this context, the Audit Committee hereby reports as follows:

    1. The Audit Committee has reviewed and discussed the audited financial statements with management.

    2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

    3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

  Each of the members of the Audit Committee is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards.

  The undersigned members of the Audit Committee have submitted this Report to the Audit Committee.

                                          William W. Scranton, III
                                          John A. Skolas
                                          Irwin H. Steinberg

                      SOLICITATION OF CONSENT REVOCATIONS

  Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of musicmaker.com for which they will receive no additional compensation.

  In addition, musicmaker.com has retained        to assist in the
solicitation of the consent revocations, for which       will receive a fee of
     plus reasonable out-of-pocket expenses. musicmaker.com has also agreed to
indemnify      for certain liabilities in connection with this solicitation.
Approximately     persons will be employed by      to solicit stockholders.

  Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of musicmaker.com common stock. musicmaker.com will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

  The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by musicmaker.com. musicmaker.com estimates that total expenditures relating to the solicitation of the consent revocations will be approximately $1,000,000. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. To date, no fees have been paid by musicmaker.com in connection with its solicitation of revocations of consents.

                          ABSENCE OF APPRAISAL RIGHTS

  Under Delaware law, the stockholders of musicmaker.com are not entitled to appraisal rights in connection with the solicitation of revocations of consent with respect to the Insurgents' proposals.

    Information Concerning the Directors and Certain Executive Officers and
                                 Employees of
  The Company and Other Persons Who May Also Solicit Revocations of Consents

  In connection with the Company's solicitation of revocations of consents from its stockholders, certain persons may be deemed to be participants in the solicitation.

Directors and Executive Officers of the Company

  The following table sets forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of the Company who may be deemed to be participants in the solicitation of revocations of consents. Unless otherwise indicated, the principal occupation refers to such person's position with the Company.

                                                  Principal Occupation and
Name                     Business Address         Business
----                     ----------------         ------------------------
Devarajan S.             1740 Broadway            Chairman of the Board
 Puthukarai............. 23rd Floor
                         New York, New York 10019

Mark A. Fowler.......... 10780 Parkridge Blvd.    Chief Financial Officer, Senior
                         Suite 50                 Vice President of Finance,
                         Reston, VA 20191         Secretary

William W. Scranton,     1740 Broadway            Head of the Scranton Family
 III.................... 23rd Floor               Office; The Scranton Family
                         New York, New York 10019 Office manages investments and
                                                  civic initiatives

John A. Skolas.......... 1740 Broadway            Chief Financial Officer of
                         23rd Floor               ValiGen (U.S.), Inc.; ValiGen
                         New York, New York 10019 (U.S.), Inc. is a
                                                  European/American life science
                                                  business dedicated to improving
                                                  healthcare and agriculture.

Irwin H. Steinberg......                          President of IHS Corporation.
                         1740 Broadway            IHS Corporation is a consulting
                         23rd Floor               firm specializing in the music
                         New York, New York 10019 industry.

Information regarding ownership of the Company's securities by participants

  Except as otherwise provided in the Consent Revocation Statement, none of the persons listed above owns any of the Company's securities of record but not beneficially. The number of shares of common stock held by directors and certain executive officers of the Company is set forth in "Security Ownership of Certain Beneficial Owners and Management" on pages 13 and 14 of this consent revocation statement.

Information regarding transactions in the Company's common stock by participants

  There were no purchases and sales of the Company's common stock by the participants during the past two years.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders of musicmaker.com which are intended to be presented by such stockholders at musicmaker.com's 2001 annual meeting must be received by musicmaker.com no later than April 16, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal should be addressed to musicmaker.com's Secretary and delivered to musicmaker.com's offices at 10780 Parkridge Boulevard, Suite 50, Reston, VA 20191.

  If a musicmaker.com stockholder wishes to present a proposal before the 2001 annual meeting, but does not wish to have the proposal considered for inclusion in musicmaker.com's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of musicmaker.com at the address noted above. The Secretary must receive such notice no later than June 30, 2001. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 annual meeting, the proxies designated by the Board of Directors of musicmaker.com will have discretionary authority to vote on any such proposal.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Devarajan Puthukarai,
                                          Chief Executive Officer, President,
                                          and Chief Operating Officer

January  , 2001
Reston, Virginia

                                                                     Appendix A

                             Musicmaker.com, Inc.
                            Audit Committee Charter
                              September 18, 2000

Organization

  This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, [or shall become financially literate within a reasonable period of time after appointment to the committee,] and at least one member shall have accounting or related financial management expertise.

Statement of Policy

  The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

  The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

  The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

  . The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                              MUSICMAKER.COM, INC.
                            CONSENT REVOCATION CARD

This revocation of consent is solicited on behalf of the Board of Directors of musicmaker.com, Inc. ("musicmaker.com") in opposition to the consent solicitation by BCG Strategic Investors, LLC, Barington Capital Group, L.P., Barington Companies Equity Partners, L.P. and dot com Investment Corporation (collectively, "BCG").

  The undersigned, a holder of shares of common stock, par value $0.01 per share, of musicmaker.com, is acting with respect to all the shares of common stock of musicmaker.com held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals:

  [X] PLEASE MARK VOTE AS IN THIS EXAMPLE.

  THE BOARD OF DIRECTORS OF MUSICMAKER.COM UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. PLEASE COMPLETE, THEN SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

  1. Proposal made by BCG to amend the By-laws of musicmaker.com to set the number of directors at fifteen.

  [_] REVOKE CONSENT        [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

  2. Proposal made by BCG to amend the By-laws of musicmaker.com to authorize only stockholders to fill vacancies on the board of directors created by an increase in the number of board seats effected through a stockholder consent solicitation.

  [_] REVOKE CONSENT        [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

  3. Proposal made by BCG to elect eight individuals, Barry J. Booth, Jesse H. Choper, William J. Fox, Seymour Holtzman, Allan R. Lyons, Michael J. McManus, Jr., James A. Mitarotonda and Joseph R. Wright, Jr. to the Board of Directors of musicmaker.com.

  [_] REVOKE CONSENT        [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

INSTRUCTIONS: To revoke consent, withhold revocation of consent or abstain from consenting to the removal of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the removal of certain of the persons named above, but not all of them, check the "revoke consent" box and write the name of each such person as to whom you do not wish to revoke consent in the following space:

          ___________________________________________

  4. Proposal made by BCG to repeal any By-laws adopted by the Board of Directors of musicmaker.com subsequent to February 17, 1999.

  [_] REVOKE CONSENT        [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

  5. Any other proposal made by BCG pursuant to an action by written consent of the stockholders of musicmaker.com.

  [_] REVOKE CONSENT        [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

If no direction is made with respect to one or more of the foregoing proposals, or if you mark either the "revoke consent" or "abstain" box with respect to one or more of the foregoing proposals, this revocation of consent will revoke all previously executed consents with respect to such proposals.

                                       Dated: __________________


                                       _________________________
                                       Signature

                                       _________________________
                                       Signature, if held
                                       jointly

                                       _________________________
                                       Title of Authority

  Please sign exactly as name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. Please sign, date and mail your Consent Revocation Card promptly in the enclosed postage-paid envelope.

  If you have any questions or need assistance, please contact
                 .